Exhibit 3.4

THE COMPANIES ACTS

1985 TO 1989

COMPANY LIMITED BY SHARES

Memorandum of Association

OF

TANET LIMITED

1.	The Company’s Name is TANET LIMITED.*

2.	The Company’s Registered Office is to be situate in England and Wales.

3.	The Company’s Objects are:

(1)	Without prejudice to the objects hereinafter specified to carry on business as a General Commercial Company.

(2)	To carry on any other business which may seem to the Company to be capable of being conveniently or advantageously carried on in connection or conjunction with any business of the Company with a view directly or indirectly to enhancing the value of or to render profitable or more profitable any of the Company’s property, assets or rights or expertise.

(3)	To purchase or otherwise acquire and undertake all or any part of the business property and liabilities of any company, firm, person or body carrying on or proposing to carry on any business which the Company is authorised to carry on or possessed of property suitable for the purposes of the Company.

(4)	To purchase or otherwise acquire take on lease or in exchange, let or hire any real or personal property or assets or any rights or privileges which the Company may think necessary or convenient or capable of being profitably dealt with in such manner as may be thought fit.

(5)	To amalgamate or enter into any partnership or into any arrangement or other association for sharing profits union of interests, co-operation, joint adventure, reciprocal concession or otherwise with any company, firm, person or body carrying on or engaged in or about to carry on or engage in any business or transactions which the Company is authorised to carry on or engage in or any business transaction capable of being conducted so as directly or indirectly to benefit the Company.

*	Name changed to Fibernet UK Limited by Special Resolution on 25 August 1999.

(6)	To subscribe, underwrite, purchase or otherwise acquire shares or stock in or securities or investments of any nature whatsoever and to subsidise or otherwise assist any such company and with or without guarantee to sell, hold, re-issue or otherwise deal with such shares, investments, stock or securities and any rights or options in respect thereof and to buy and sell foreign exchange.

(7)	To build, develop, construct, maintain, alter, enlarge, pull down, remove or replace any buildings, works, factories, roads, structures or facilities of all kinds and plant and machinery necessary or convenient for the business of the Company and to join with any person, firm or company in doing any of the things aforesaid.

(8)	To enter into any arrangements with any Government or Authorities supreme, municipal, local or otherwise and to obtain from any such Government or Authority all rights, concessions, authorisations and privileges that may seem conducive to the Company’s objects or any of them.

(9)	To obtain the grant of, purchase or otherwise acquire any concessions, contracts, licences, grants, trade marks, copyrights or rights of any kind, patents, inventions, privileges, exclusive or otherwise, authorities, monopolies, undertakings or businesses, or any right or option in relation thereto, and to perform and fulfill the terms and conditions thereof, and to carry the same into effect, operate thereunder, develop, grant licences thereunder, and turn to account, maintain or sell, dispose of, and deal with the same in such manner as the Company may think expedient.

(10)	To apply for, promote and obtain any provisional order, Act of Parliament or charter for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

(11)	To promote or join in the promotion of any company for the purpose of acquiring all or any of the business, property, assets, rights and liabilities of any company whether or not having objects similar to those of the Company or for any other purpose which may seem directly or indirectly calculated to benefit the Company and to place or guarantee the placing of, underwrite, subscribe for or otherwise acquire all or any part of the shares, debentures or other securities of any such other company.

(12)	To enter into any arrangements or contracts with any person, firm or company for carrying on the whole or any part of the business of the Company, and to fix and determine their remuneration, which may be by way of money payment, allotment of shares (either fully or partly paid) or otherwise.

(13)	To sell, exchange, lease, grant licences, dispose of, turn to account or otherwise deal with the whole of the undertaking, property, assets, rights and effects of the Company or any part thereof for such consideration as may be considered expedient and in particular shares, stock or other securities whether fully or partly paid up.

(14)	To pay for any rights or property acquired by the Company, and to remunerate any person, firm or company rendering services to the Company whether by cash payment or by the allotment of shares, debentures or other securities of the Company credited as paid up in full or in part or in any other manner whatsoever, and to pay all or any of the preliminary expenses of the Company and of any company formed or promoted by the Company.

(15)	To invest the monies of the Company not immediately required for any other purpose of the Company by the purchase of the shares or securities of any company or by the purchase of any interest in land or buildings or in such other manner as shall from time to time be considered expedient.

(16)	To guarantee the payment of any debentures, debenture stock, bonds, mortgages, charges, obligations, interest, dividends, securities, monies or shares or the performance of contracts or engagements of any other company, firm or person and to give indemnities and guarantees of all kinds and to enter into partnership or any joint purse arrangement with any person, firm or Company having objects similar to those of the Company or any of them.

(17)	To guarantee or give indemnities or provide security whether by personal obligation or covenant or by mortgaging or charging all or any part of the undertaking, property and assets both present and future and uncalled capital of the Company, or by all or any of such methods, the performance of any contracts or obligations of any person, firm or company whatsoever.

(18)	To advance, lend or deposit money or give credit to or with any company, firm or person on such terms as may be thought fit and with or without security.

(19)	To draw, make, accept, endorse, discount, execute and issue, and to buy, sell and deal with bills of exchange, promissory notes, debentures, bills of lading, warrants and other negotiable or transferable instruments or securities.

(20)	To raise or borrow and to secure or discharge any debt or obligation of the Company, and to receive money on deposit or loan in such a manner and on such terms as may seem expedient and in such manner as may be thought fit and in particular by mortgages and charges and the issue of debentures or debenture stock or other securities of any description upon all or any part of the undertaking, property, assets and rights of the Company both present and future including any uncalled capital of the Company.

(21)	To establish and maintain or contribute to any scheme for the acquisition by trustees of shares in the Company or its holding company to be held by or for the benefit of employees (including any Director holding a salaried employment or office) of the Company or (so far as for the time being permitted by law) any of the Company’s subsidiaries and to lend money (so far as aforesaid) to any such employees to enable them to acquire shares of the Company or its holding company and to formulate and carry into effect any scheme for sharing profits with any such employees.

(22)	To establish and maintain or procure the establishment and maintenance of any contributory or non-contributory pension or super-annuation funds for the benefit of, and to give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or of any company which is a subsidiary of the Company or any such holding company or otherwise is allied to or associated with the Company, or who are or were at any time directors or officers of the Company or of any such other company, and the wives, widows, families and dependants of any such persons; to establish and subsidise and subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the Company or of any such other company and make payments to or towards the insurance of any such person and do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid.

(23)	To purchase and maintain insurance for or for the benefit of any person or persons who are or were at any time directors, officers or employees or auditors of the Company, or of any other company which is its holding company, or any company which is associated with the Company, or of any subsidiary undertaking of the Company or trustees of any pension fund in which any employees of the Company or of any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund and to such extent as may be permitted by law to indemnify or to exempt any such person against or from any such liability; for the purposes of this clause “holding company” and “subsidiary undertaking” shall have the same meanings as in the Companies Act 1985 as amended by the Companies Act 1989.

(24)	To distribute among the members of the Company in specie or otherwise any property or assets of the Company subject to any consent required by law.

(25)	To procure the registration, recognition or incorporation of the Company in or under the laws of any territory outside England.

(26)	To issue any securities which the Company has power to issue for any other purpose by way of security or indemnity or in satisfaction of any liability undertaken or agreed to be undertaken by the Company.

(27)	To do all or any of the things and matters aforesaid in any part of the world, and either as principals, agents, contractors, trustees or otherwise, and by or through subsidiary companies, agents, sub-contractors or trustees or otherwise, and either alone or in conjunction with others.

(28)	To do all such other things as may be considered to be incidental or conducive to any of the above objects.

And it is hereby declared that the objects of the Company as specified in each of the foregoing paragraphs of this clause shall be separate and distinct objects and shall not be restrictively construed but the widest interpretation shall be given thereto, and they shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other sub-clause or the order in which the same occur or by the name of the Company.

4.	The liability of the Members is limited.

5.	The Authorised Share Capital of the Company is £1,000,000 divided into 1,000,000 Shares of £l each.

WE, the Subscribers to this Memorandum of Association wish to be formed into a Company pursuant to this Memorandum; and we agree to take the number of Shares shown opposite our respective names.

NAMES AND ADDRESSES OF SUBSCRIBERS	Number of Shares taken by each Subscriber
Authorised signatory for and on behalf of RM Registrars Limited	ONE

3rd Floor
124-130 Tabernacle Street
London EC2A 4SD

Authorised signatory for and on behalf of RM Nominees Limited	ONE

3rd Floor
124-130 Tabernacle Street
London EC2A 4SD

Total shares taken:	TWO

DATED the 9th day of June 1994

WITNESS to the above signatures:

Authorised signatory for and on behalf of RM Company Services Limited

3rd Floor
124-130 Tabernacle Street
London EC2A 4SD

THE COMPANIES ACTS 1985 TO 1989

Articles of Association

OF

TANET LIMITED *

PRELIMINARY

1.	The Company is a private Company and accordingly no shares, debentures or other securities of the Company may be offered to the public.

2.	The Regulations contained in Table A in the Companies (Tables A to F) Regulations 1985 shall, except as hereinafter provided and so far as not inconsistent with the provisions of these Articles, apply to the Company to the exclusion of all other regulations or Articles of Association.

3.	In these Articles the expression “the Act” means the Companies Act 1985 as amended by the Companies Act 1989.

ALLOTMENT OF SHARES

4.	(a) Subject to Section 80 of the Act, all unissued shares shall be at the disposal of the Directors and they may allot, grant options over or otherwise dispose of them to such persons, at such times, and on such terms as they think proper and Sections 89(1) and 90(1) to (6) inclusive of the Act shall not apply.

(b) (i) Pursuant to and in accordance with Section 80 of the Act, the Directors shall be generally authorised to exercise for each prescribed period all the powers of the Company to allot relevant securities, provided that such authority shall be limited to the allotment during such period of relevant securities up to an aggregate nominal amount equal to the prescribed amount.

(ii) During each prescribed period the Company and its Directors may make offers or agreements which would or might require the allotment of relevant securities after the expiry of such period, provided that such allotments would not infringe the restrictions set out in the proviso to sub-paragraph (i) above if made during such period (disregarding for such purpose any increase in the nominal amount of the securities to be allotted which might arise under the terms of any such offer or agreement from events occurring or circumstances arising after the date thereof).

(iii) The expression “relevant securities” herein has the meaning attributed to it in Section 80(2) of the Act; the expression “the prescribed period” herein means in the first instance the period expiring five years after the date of incorporation of the

*	Name changed to Fibernet UK Limited by Special Resolution on 25 August 1999.

Company and shall include any further period (not exceeding five years from the date of the Resolution hereinafter referred to) for which the authority conferred by sub-paragraph (i) above is renewed or extended by Ordinary Resolution or Resolution in writing of the Company stating the prescribed amount for such period; and the expression “the prescribed amount” herein shall in the first instance be £1,000,000 being the amount of the original share capital of the Company and for any further prescribed period shall be that stated in the relevant Resolution.

(iv) Subject to the provisions of the Act and without prejudice to Article 4(a) any shares may be issued which are to be redeemed or are liable to be redeemed at the option of the Company or the holder of such shares on such terms and in such manner as may be provided by the Articles or as the Company may by Resolution to determine. Regulation 3 of Table A shall not apply.

TRANSFER OF SHARES

5.	The instrument of a transfer of a share may be in any usual form or in any other form which the Directors may approve and shall be executed by or on behalf of the transferor. Regulation 23 shall not apply.

PURCHASE OF OWN SHARES

6.	Subject to the provisions of Section 162 of the Act the Company may with the sanction of an Ordinary Resolution purchase its own shares (including any redeemable shares) on such terms as the Directors may think fit and make a payment in respect of the redemption or purchase of such shares otherwise than out of the distributable profits of the Company or the proceeds of a fresh issue of Shares and subject to the provisions of Section 173 to 175 of the Act. Regulation 35 shall be modified accordingly.

LIEN

7.	The Company shall have a first and paramount lien on every share (whether or not it is a fully paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first and paramount lien on all shares (whether fully paid or not) standing registered in the name of any person for all moneys presently payable by him or his estate to the Company, whether he shall be the sole registered holder thereof or shall be one of several joint holders; but the directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a share shall extend to all dividends payable thereon. Regulation B of Table A shall not apply.

VARIATION OF RIGHTS

8.

If at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the company is being wound up, be varied with the consent in writing of the holders of three fourths of the issued shares of that class, or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the shares of the class. To every such general meeting the provisions of these Articles relating to general meetings shall apply but so that the necessary quorum shall be two persons at least holding or representing by proxy one third of the issued shares of class and that any holder of shares of the class present in person or by proxy may demand a poll.

PROCEEDINGS AT GENERAL MEETINGS

9.	(i) No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporation, shall be a quorum.

(ii) If a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall stand adjourned to the same day in the next week at the same time and place or such time and place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for such adjourned meeting, it shall be dissolved. Regulations 40 and 41 shall be modified accordingly.

(iii) At any General Meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman or by any member present in person or by proxy.

Unless a poll is duly demanded a declaration by the Chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, lost or not carried by a particular majority and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against such resolution.

(iv) Subject to the provisions of the Act any resolution in writing signed by all the members for the time being entitled to receive notice of and attend and vote at general meetings, or by their duly appointed attorneys, shall be as valid and effective as if the same had been passed at a General Meeting of the Company duly convened and held. Any such resolution may consist of several instruments in the like form each executed by or on behalf of one or more of the members or their attorneys. Regulation 53 shall be extended accordingly.

VOTES OF MEMBERS

10.	Subject to any special rights or restrictions for the time being attached to any special class of shares in the capital of the Company, on a show of hands every member who (being an individual) is present in person or (being a corporation) is present by a duly authorised representative, not being himself a member entitled to vote, shall have one vote only and in the case of a poll every member shall have one vote for each Ordinary Share held by him.

PROXY

11.	The instrument appointing a proxy shall be in writing in any usual common form, or such other form as may be approved by the Directors, and shall be signed by the appointer or his attorney, duly authorised in writing, or if the appointer is a corporation shall be either under its Common Seal or under the hand of an officer or attorney so authorised. An instrument of proxy need not be witnessed.

DIRECTORS

12.	(i) The number of Directors shall be determined by the Company in General Meeting but unless and until so fixed the minimum number of Directors shall be one and there shall be no maximum number. Regulation 64 shall be modified accordingly.

(ii) A Director shall not require any share qualification, but shall nevertheless be entitled to attend and speak at any General Meeting of the Company or at any separate meeting of the holders of any class of shares of the Company.

(iii) Any person may be appointed or elected as a Director irrespective of whether or not he has attained the age of seventy years or any other age, and no Director shall be required to vacate his office by reason of his attaining or having attained the age of seventy years or any other age.

(iv) In the event of the minimum number of Directors fixed by or pursuant of these Articles or Table A, being one, a sole Director shall have authority to exercise all the powers and discretions by Table A or these Articles expressed to be vested in the Directors generally.

(v) The Directors may, by power of attorney or otherwise appoint any person to be the agent of the Company for such purposes and on such conditions as they determine, including authority for the agent to delegate all or any of his powers.

ALTERNATE DIRECTORS

13.	(i) Each Director shall have the power to nominate any other Director or any person approved for that purpose by resolution of the Board and willing to so act as alternate Director in his place during his absence, and at his discretion to revoke such nomination, and on such appointment being made, each alternate Director whilst so acting shall be entitled to exercise or discharge all the functions, powers and duties and undertake all the liabilities and obligations of the Director he represents but shall not be entitled to receive any remuneration from the Company. An alternate Director shall have one vote for each Director he represents, in addition to his own vote if he is a Director, but shall not be counted more than once in the quorum. A nomination as an alternate Director shall ipso facto be revoked if the appointer ceases for any reason to be a Director.

(ii) Notice of all Board Meetings shall be sent to every alternate Director as if he were a Director of the Company until revocation of his appointment save that it shall not be necessary to give notice of such a meeting to an alternate Director who is absent from the United Kingdom.

(iii) The appointment of an alternate Director shall be revoked and the alternate Director shall cease to hold office whenever the Director who appointed such alternate Director shall give notice in writing to the Secretary of the Company that he revokes such appointment. Regulations 65 to 68 shall not apply.

(iv) Without prejudice to Article 13(i) and save as otherwise provided in the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him.

PROCEEDINGS OF DIRECTORS

14.	The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors and except where there is a sole director, the quorum necessary for the transaction of business shall be two.

MINUTES

15.	The Directors shall cause minutes to be made in books provided for the purpose:

(a) of names of the Directors present at each Meeting of the Directors and any Meeting of any Committee of the Directors.

(b) of all resolutions and proceedings at all meetings of the Company and of the Directors and of any Committee of the Directors.

(c) of all appointments of officers made by Directors.

(d) of all documents sealed with the Common Seal of the Company or otherwise executed in accordance with the Act.

THE SEAL

16.	(a) The Directors shall provide for the safe custody of the Seal which shall not be used without the authority of the Directors or of a committee authorised by Directors. Every instrument to which the seal shall be affixed shall be signed by one Director and the Secretary or by two Directors.

(b) Where the Act so permits, any instrument signed by one Director and the Secretary or by two Directors and expressed to be executed by the Company shall have the same effect as if executed under the Seal, provided that no instrument shall be signed which makes it clear on its face that it is intended by the person or persons making it to have effect as a deed without the authority of the Directors or of a committee authorised by the Directors. Regulation 101 shall not apply.

DIRECTORS’ BORROWING POWERS

17.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and subject to Section 80 of the Act, to issue and create mortgages, charges, memoranda of deposits, debentures, debenture stock and other securities whether outright or as security for any debts, liability or obligation of the Company or any third party.

INTEREST OF DIRECTORS

18.	A Director may, notwithstanding his interest, vote in respect of any contract or arrangement with the Company in which he is interested, directly or indirectly, and be taken into account for the purposes of a quorum at a meeting at which such contract or arrangement is considered, and retain for his own absolute use and benefit all profits and advantages accruing to him therefrom. Regulations 94 and 95 shall not apply.

APPOINTMENT AND RETIREMENT OF DIRECTORS

19.	The Directors shall not be subject to retirement by rotation and references thereto in Regulations 73 to 80 shall be disregarded.

DIRECTORS’ GRATUITIES AND PENSIONS

20.	The Directors on behalf of the Company may exercise the powers of the Company conferred by Clause 22 of the Memorandum of Association of the Company and Regulation 87 of Table A to provide benefit with regards to gratuities, pensions and insurances for any Director or member of his family.

INSURANCE

21.	Without prejudice to the provisions of Regulation 87 and Article 23 the Directors shall have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors, officers or employees or auditors of the Company, or of any other company which is its holding company or any other company in accordance with the powers in that behalf contained in Clause 23 of the Memorandum of Association of the Company.

DISQUALIFICATION OF DIRECTORS

22.	The office of Director shall be vacated if the Director:

(i) ceases to be a Director by virtue of any provision of the Act or he becomes prohibited by law from being a Director.

(ii) becomes bankrupt or makes any arrangement or composition with his creditors generally.

(iii) becomes of unsound mind and either:

(a) admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 or in Scotland an application for admission under the Mental Health (Scotland) Act 1960 or

(b) an Order is made by a Court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for detention or for the appointment of a receiver curator bonis or other person to exercise powers with respect to property or affairs

(iv) resigns his office by notice in writing to the Company

(v) is absent from Directors’ Meeting for six calendar months without reasonable excuse and without the consent of the other Directors and they resolve that he vacate office. Regulation 81 shall be modified accordingly.

INDEMNITY

23.	Subject to the provisions of the Act, every Director or other Officer or Auditor of the Company for the time being shall be entitled to be indemnified by the Company out of its own funds against all costs, charges, expenses, losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted, or in connection with any application under any statute in which relief is granted to him by the Court, and no Director or other Officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto, but this article shall only have effect insofar as its provisions are not avoided by Section 310 (as amended) of the Act.

NAMES AND ADDRESSES OF SUBSCRIBERS
Authorised signatory for and on behalf of RM Registrars Limited

3rd Floor
124-130 Tabernacle Street
London EC2A 4SD

Authorised signatory for and on behalf of RM Nominees Limited

3rd Floor
124-130 Tabernacle Street
London EC2A 4SD

DATED the 9th day of June 1994

WITNESS to the above signatures:

Authorised signatory for and on behalf of

RM Company Services Limited
3rd Floor
124-130 Tabernacle Street
London EC2A 4SD

Company Formation Agent.